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                                                                   Exhibit 10.74


                                AAFC LETTERHEAD


                                   AGREEMENT

THIS AGREEMENT is made and entered into this 6th day of April, 1998 by and between the American Artists Entertainment Corporation (AAEC), a corporation doing business in the state of Georgia and Crossing Point, Inc. (CPI), a corporation doing business in Asheville, North Carolina.

                                    RECITALS

1 - AAEC is a development and production company in the business of producing feature length motion pictures and video and television programs for worldwide distribution in all media.

2 - CPI has in it's possession certain exclusive research and information regarding the probability of extra terrestrial life and various concerted efforts to cover up any interaction or knowledge of such life existing.

3 - AAEC and CPI wish to enter into an agreement to produce a series of programs featuring the ideas and opinions of CPP to be distributed in all media in all markets worldwide.


                                     AGREED

1 - CPI, for good and valuable consideration, the receipt of which is hereby acknowledged, agrees to an exclusive six month option to AAEC to solicit funding for a series of television documentaries. Such option to commence on the date of the execution of the option. Such option can be extended for an additional six months at the concurrence of both parties.

2 - AAEC agrees to provide its resources and connections to develop a strategy and the appropriate support materials to solicit from television broadcasters funding and air date guarantees for the programs.

3. AAEC and CPI agree to cooperate to mutually facilitate the development of such strategy and support materials to most effectively effect a sale of the programs.

4. Both AAEC and CPI must agree to whatever offers or final licensing arrangements are made to any broadcast entity.


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5. In the event of a sale or licensing of the programs, both parties agree to the following:

AAEC agrees to provide all production services, including but not limited to Producers, director, writer, sound recording, editors and other such personnel as required to produce a broadcast quality program. Such personnel and services to be paid from the production budget of the programs.

CPI agrees to provide existing documents and material, researchers, experts who will appear on camera and the services of Steven Greer. Such goods and services to be paid from the production budget of the programs.

The specific fees for all services will be negotiated in good faith and directly related to the total production dollars available for any program.

6 - AAEC and CPI agree to negotiate in good faith the appropriate corporate and individual credits.

7 - AAEC and CPI will jointly decide as to the production; release, distribute, exploit and market the Program in all markets and to assign these rights to others.

8 - For their contributions, AAEC shall own 25% of any profits derived from the broadcast or exploitation of these programs from any sales or licensing arrangements or any derivative or indirect or spin off products resulting from these programs in all media worldwide.

9 - For their contributions, CPI shall own 75% of any profits derived from the broadcast or exploitation of these programs from any sales or licensing arrangements or any derivative or indirect or spin off products resulting from these programs in all media worldwide

10 - AAEC and CPI will jointly own the programs in perpetuity.

11 - Both parties assert that they have the right to enter into this agreement and that there are no known liens prohibiting against either party.


If the above commemorates your understanding please signify so by signing below.


/s/ Rex Hawk
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American Artists Entertainment Corporation


/s/ Steven Greer, President, CPI
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Crossing Point, Inc.